Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of the fourth day of December, 2023, between G-III Apparel Group, Ltd., a Delaware corporation, (the “Company”), and Jeffrey Goldfarb (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive are parties to an Employment Agreement (the “Prior Agreement”), dated December 9, 2016; and

WHEREAS, the Company desires that the Executive enter into this Agreement so that the Company may be assured of the services of the Executive for the term of this Agreement and the Executive is desirous of providing such services on the terms and conditions as provided for in this Agreement; and

WHEREAS, it is the intention of the Company and the Executive that this Agreement supersede the Prior Agreement, and that from and as of the date hereof the Prior Agreement shall be cancelled and of no further force and effect.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.EMPLOYMENT.

The Company hereby employs Executive as an Executive Vice President of the Company and Executive hereby agrees to accepts such employment, subject to the terms and conditions herein set forth.  Executive currently serves as an Executive Vice President of the Company and shall have substantially the same duties, responsibilities and authority as he had prior to the execution of this Agreement. Executive hereby agrees to diligently, faithfully and competently perform such services and such additional duties and responsibilities, consistent with his position, as shall from time to time be reasonably assigned to him by the Company’s Board of Directors or its Chief Executive Officer, and to diligently, faithfully and competently devote his entire business time, skill and attention to the performance of his duties and responsibilities to the Company.  Executive shall report to the Company’s Chief Executive Officer.

2.TERM.

The term of the Executive’s employment under this Agreement (the “Employment Term”) shall be from the date hereof until January 31, 2027, unless sooner terminated in accordance with the terms hereof; provided, however, that on each December 1st prior to the end of the then Employment Term, commencing with December 1, 2026, the Employment Term shall be automatically extended for an additional one-year period unless prior to such December 1st either party shall have given written notice to the other that the Employment Term shall not be extended any further.

3.COMPENSATION.

(a)As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive during the Employment Term, and Executive agrees to accept, payable in accordance with the Company’s normal payroll policy at the time in effect, a salary at the rate of Nine Hundred Fifty Thousand Dollars ($950,000) per year, subject to such increases as may be approved in the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its annual review of executive compensation.

(b)During each of the Company’s fiscal years during the Employment Term, commencing with the fiscal year ending January 31, 2024, Executive shall be entitled to participate in the Company’s Annual Incentive Program with a target bonus in the amount of $1,500,000 (the “Target Bonus”) for each fiscal year. The amount of the annual incentive paid to Executive with respect to any fiscal year shall be based on each year’s Annual Incentive Program that will contain performance metrics and adjustments thereto as determined with respect to each fiscal year by the Compensation Committee.

(c)During the Employment Term, Executive shall be eligible to participate in equity grant programs established by the Compensation Committee with an annual guideline award value of $1,500,000, subject to the discretion of the Compensation Committee to increase or decrease the actual equity award value and establish other terms and conditions of the award as it deems appropriate.

4.BENEFITS and expenses.
(a)Executive shall continue to receive the benefits and reimbursement of expenses that he currently receives and shall also be entitled to four (4) weeks paid vacation per year, and to participate in the benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior executive personnel (including any profit sharing, pension, disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) (the “Benefit Plans”).
(b)The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy.  Executive shall comply with such requirements and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.
5.TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.
(a)Executive’s employment hereunder shall terminate upon the first to occur of the following:
(i)upon thirty (30) days’ prior written notice to Executive upon the determination by the Company that Executive’s employment shall be terminated for any reason which does not constitute “justifiable cause” (as hereinafter defined);

(ii)upon written notice to Executive by the Company in the event that there is justifiable cause for such termination;
(iii)automatically upon the death of Executive;
(iv)in accordance with the terms of subsection (e) hereof upon the “disability” (as hereinafter defined) of Executive;
(v)upon thirty (30) days’ prior written notice by Executive to the Company for “good reason” (as hereinafter defined); or
(vi)upon thirty (30) days’ prior written notice by Executive to the Company of the Executive’s voluntary termination of employment other than for good reason.
(b)For the purposes of this Agreement:
(i)the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of his duties for a period of three (3) consecutive months or for a total of four (4) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Company in good faith;
(ii)the term “justifiable cause” shall mean:  (1) the Executive’s repeated failure or refusal to perform his duties pursuant to, or Executive’s material breach of this Agreement, where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct purported to give rise to justifiable cause; (2) the Executive’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Executive’s performance of any act or the Executive’s failure to act, for which, if the Executive were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Executive’s performance of any act or the Executive’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Executive to secure any personal profit (other than pursuant to the terms of the Executive’s employment or through the Executive’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Executive or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his duties; (7) the Executive’s illegal use of controlled substances; (8) any act or omission by the Executive involving malfeasance or gross negligence in the performance of the duties of the Executive’s employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Executive of the duties of the Executive’s employment, relating to any contract, agreement or commitment made by or applicable to the Executive in favor of any former employer or any other person; and

(iii)the term “good reason” shall mean any of the following events that occur, after expiration of any remedy or cure period, (A) (1) a material reduction or diminution in Executive’s title, position, authority, duties or responsibilities, or (2) the assignment to Executive of duties which are materially inconsistent with Executive’s title and position or which materially impair Executive’s ability to function as an Executive Vice President of the Company, or (3) a change in Executive’s line of reporting as set forth in the last sentence of Section 1 , which continues unremedied for a period of thirty (30) days after Executive has given written notice to the Company specifying in detail the applicable event or events purported to give rise to good reason pursuant to such clauses (1), (2) or (3), as the case may be, (B) a change in the Executive’s office location to a location more than fifty (50) miles outside of New York City, except for such travel as the Company may reasonably require, or (C) a reduction in Executive’s salary rate then in effect or failure to timely pay or provide Executive any compensation or benefits provided for in this Agreement or other material breach of this Agreement by the Company, and the Company’s failure to cure such failure or breach within a period of thirty (30) days after written notice of such failure or breach has been given by the Executive to the Company, it being understood that, as a condition to a termination for good reason, the Executive’s written notice to the Company must be provided within 90 days after the occurrence of the event giving rise to such termination.
(c)Upon termination of Executive’s employment by the Company for justifiable cause or voluntarily by Executive other than for good reason, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s annual salary, reimbursement of expenses and any amounts payable or benefits to be provided to Executive under the terms of the Benefit Plans, each as have been accrued through the date of the termination of his employment. For the avoidance of doubt, if Executive gives notice to the Company pursuant to Section 2 that the Employment Term shall not be extended any further, then the resulting termination of Executive’s employment will be deemed a voluntary termination by Executive other than for good reason and Executive will not be entitled to the severance benefits payable under Section 5(f).
(d)If Executive should die during the term of his employment hereunder, his employment shall terminate immediately.  In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s annual salary as has been accrued through the date of his death, reimbursement of expenses and the bonus payable to Executive under Section 3(b) for the entire fiscal year in which such termination occurs, with the amount of such bonus being determined based on actual performance results for the entirety of such fiscal year and to be paid at the customary time when the Company pays such bonuses to its executives under the Company’s Annual Incentive Program.  Executive’s estate also shall be entitled to any amounts or benefits payable or to be provided to Executive under the terms of the Benefit Plans.
(e)Upon Executive’s disability, the Company shall have the right to terminate Executive’s employment.  Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate.  In such event, Executive shall thereupon be entitled to receive such portion of Executive’s annual salary as has been accrued through the date of termination, reimbursement of expenses and the bonus payable to Executive under Section 3(b) for the entire fiscal year in which such termination occurs, with the amount of such bonus being determined based on actual performance results for the entirety of such fiscal year and to be paid at the customary time when the Company pays such bonuses to its executives under the Company’s Annual Incentive Program.  Executive shall also be entitled to any amounts or benefits payable or to be provided under the terms of the Benefit Plans.
(f)In the event that Executive’s employment is terminated during the Employment Term by the Company without justifiable cause (including if the Company gives written notice to Executive pursuant to Section 2 that the Employment Term will not be extended any further) or if Executive terminates his employment for good reason, Executive shall be entitled to receive such portion of Executive’s annual salary, reimbursement of expenses and any bonus as has been accrued through the date of the date of termination, together with any amounts or benefits payable or to be provided to Executive under the terms of the Benefit Plans; it being understood that the amount of the bonus payable to Executive for the fiscal year in which such termination occurs shall be determined based on actual performance results for the entirety of such fiscal year, but prorated based upon the amount of time Executive was employed by the Company prior to such termination during such fiscal year, with such pro rata bonus to be paid at the customary ds when the Company pays such bonuses to its executives under the Company’s Annual Incentive Program.  In addition, subject to the terms and conditions of this Agreement, in the event of any such termination referred to in the preceding sentence, the Company shall continue to pay compensation to Executive under Sections 3(a) and 3(b) and to provide benefits under Section 4(a) for a period of twenty-four (24) months from the date his employment terminates (sometimes referred to herein as the “severance amounts”).  For the purposes of determining compensation payable to Executive pursuant to the preceding sentence, Executive’s applicable salary will be the highest annual rate of salary in effect during the one-year period preceding the date Executive’s employment terminates, and Executive shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Executive during the two fiscal years immediately preceding the fiscal year in which Executive’s employment terminates and (ii) an annual bonus amount of $500,000 (in addition to his salary compensation for such period), it being understood that the cash portion of the severance payments (including the sum of the salary continuation at the annual rate referred to above and the applicable deemed annual bonus amount described above) will be payable in equal installments in accordance with the Company’s regular payroll schedule (thus, for illustration purposes only, if Executive’s annual salary rate is $950,000, the applicable annual bonus amount is $1,500,000 and the Company’s payroll schedule is monthly, Executive would receive in respect thereof severance payments of $204,166.66 per month for each month during the 24-month severance period described above). Notwithstanding the foregoing, the Company’s obligation to pay or provide and the Executive’ right to receive severance amounts are conditioned upon (1) receipt by the Company, within 60 days after the termination of the Executive’s employment, of a duly executed general release in the form of Exhibit A attached hereto which is no longer subject to revocation and (2) Executive’s compliance with his obligations under Sections 7, 8 and 9 hereof.  Subject to the preceding sentence, the payments and benefits provided for under this Section 5(f) shall not be reduced or affected by, or otherwise subject to any mitigation as a result of, any new employment position Executive may commence or any other compensation Executive may receive subsequent to the date his employment terminates.  Subject to the provisions hereof, including, without limitation, satisfaction of the release condition imposed pursuant to this Section and any delayed payment requirement that may be imposed by Section 14 hereof, severance amounts required to be paid or provided under this Agreement shall be made or begin (x) with respect to such amounts that are subject to and not exempt from Section 409A of the Internal Revenue Code of 1986, as amended at the end of the 60-day time period described above and (y) with respect to all other such amounts, on the payroll date immediately following the Company’s receipt of the release which is no long subject to revocation; and, on such applicable payment commencement date, the Executive will be entitled to receive a single sum make-up payment equal to the sum of the severance payments (or applicable unpaid portion thereof) the Executive would have received from the date of the event giving rise to such severance payments and the delayed start date for such payments.
(g)Upon Executive’s termination of his employment hereunder, this Agreement (other than Section 4(b), this Section 5 as applicable, and Sections 7, 8, 9, 10 and 13, which shall survive in accordance with their terms) shall terminate.  In such event,  and without limiting the provisions of Sections 5(c), (d), (e) and (f), Executive shall be entitled to receive such portion of Executive’s annual salary as has been accrued to date.  Executive shall be entitled to continue to participate in the Benefit Plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees.  Executive shall also be entitled to any amounts or benefits payable or to be provided under the terms of the Benefit Plans.
(h)Upon the Company giving notice of termination pursuant to Section 5(a)(i) or (ii) or Executive giving notice of termination pursuant to Section 5(a)(v) or (vi), the Company may require that Executive immediately leave the Company’s premises, but such requirement shall not affect the effective date of termination of employment.
6.REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

7.NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.
(a)In view of the unique and valuable services rendered and to be rendered by Executive to the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Company or any of its subsidiaries or affiliates (collectively, the “G-III Group”) and in consideration of the compensation to be received hereunder, Executive agrees that during his employment by the Company and for a period of one (1) year following the termination of Executive’s employment hereunder or, if Executive becomes entitled to severance benefits under Section 5(f), for a period of two (2) years following the termination of Executive’s employment hereunder (in either event, the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, employee, independent contractor, consultant, joint venturer, investor, licensor, licensee, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any business entity or person engaged in any business (x) that is in competition with any business engaged in by the G-III Group during the term of Executive’s employment by the Company and (y) that is conducted (including by virtue of having its products sold) in any country in which the G-III Group conducts its business (including by virtue of having its products sold) during the term of Executive’s employment .  The record or beneficial ownership by Executive of up to the lesser of (i) $400,000 or (ii) 1.0% of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.  In addition, Executive shall not, directly or indirectly, during the Non-Competition Period (other than in connection with the good faith performance of his duties while employed by the Company), request or cause any customers, suppliers, licensees or licensors with whom the G-III Group has a business relationship to cancel or terminate any such business relationship with any member of the G-III Group or solicit, interfere with, entice from or hire from any member of the G-III Group any employee of any member of the G-III Group.  The Executive, during the Employment Term and at all times thereafter, shall not make any derogatory comment concerning the G-III Group or any of its current or former directors, officers, stockholders or employees. Similarly, the then-current members of the Company’s senior management shall not make any derogatory comment concerning the Executive. Notwithstanding the foregoing, neither of the preceding two sentences will prevent any person from making statements required by applicable law or legal process, to enforce their rights in the course of a judicial, arbitral, or regulatory proceeding, or within the G-III Group (or to the G-III Group’s professional advisors) on a reasonable “need-to-know” basis.
(b)If any portion of the restrictions set forth in this Section 7 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.
(c)Executive acknowledges that the provisions of this Section 7 were a material inducement to the Company to enter into this Agreement, and that the Company would not enter into this Agreement but for the agreements and covenants contained herein.  Executive further acknowledges that the limitations set forth in this Section 7 are reasonable and properly required for the adequate protection of the business of the G-III Group.  Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 7 on the grounds of breadth of its geographic or product or service coverage or length of term.  In the event any such limitation hereunder is deemed to be unreasonable by a court of competent  jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or time period which such court shall deem reasonable.
(d)Nothing contained in this Agreement shall require the Company to utilize Executive’s services under this Agreement, the Company’s only obligation to Executive being payment of his compensation, benefits and reimbursable expenses under the terms of this Agreement.
8.INVENTIONS AND DISCOVERIES.
(a)Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, improvements, concepts, ideas, designs, sketches, writings, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during his employment with the Company, solely or jointly with others, using the G-III Group’s resources, or relating to any current or proposed business or activities of the G-III Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).
(b)Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for the Subject Matter in any and all countries and to vest title thereto in the Company.  Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.
9.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.
(a)Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company), to any person, firm or corporation, any Confidential Information (as hereinafter defined) acquired by him during the course of, or as an incident to, his employment hereunder, relating to the G-III Group, any customer, supplier, licensee or licensor of the G-III Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing (“G-III Confidential Information”).  As used herein, the term “Confidential Information” shall mean proprietary technology, trade secrets, designs, sketches, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, manufacturing sources, the substance of agreements with customers, suppliers, licensors, licensees and others, marketing arrangements, licensing agreements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any G-III Confidential Information which becomes publicly available other than in violation of this Section 9.
(b)All information and documents relating to the G-III Group as hereinabove described (or other business affairs) shall be the exclusive property of the G-III Group.  Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

10.SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 7, 8 or 9 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the G-III Group and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

11.AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

12.GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

13.SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

14.WITHHOLDING; Section 409A.
(a)The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.
(b)For purposes of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”), each of the payments that may be made under this Agreement shall be deemed to be a separate payment. With respect to the time of payment of any amounts under this Agreement that are deemed to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and terms of like import) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision to the contrary contained herein, if the Executive is treated as a “specified employee” within the meaning of Section 409A at the time of the termination of his employment, any payment otherwise required to be made to the Executive on account of such termination of employment which is properly treated as deferred compensation subject to Section 409A, shall be delayed until the first business day following the earlier of (1) the date six months following such termination of employment, or (2) the date of the Executive’s death; and, on the payment date as so delayed, the Company will make a single lump sum payment to the Executive (or the Executive’s estate, as the case may be) equal to the aggregate amount of the payments that were so delayed. To the extent the Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits the Executive receives in one year shall not affect amounts provided in any other year, (ii) such  reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit. The parties intend that all payments under this Agreement will be exempt from or will comply with Section 409A, as applicable, and this Agreement shall be construed and interpreted in a manner that is consistent with that intent. Notwithstanding the foregoing, the Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A with respect to any amounts payable under this Agreement.
15.NOTICES.

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	(On file with the Company)
If to the Company:	G-III Apparel Group, Ltd.

512 Seventh Avenue

New York, New York 10019

Attention:  Chief Financial Officer

16.COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

17.WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

18.ENTIRE AGREEMENT AND BINDING EFFECT.

Except for the Executive Transition Agreement, dated the date hereof, between the Company and the Executive (the “Transition Agreement”), this Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, and may be modified only by a written instrument signed by each of the parties hereto.  To the extent that payments to Executive in connection with a termination of his employment in connection with a “Change of Control” (as such term is defined in the Transition

Agreement) could be determined by the terms of both this Agreement and the Transition Agreement, the terms of the Transition Agreement shall apply to determine such payments to Executive upon such a termination of his employment; provided that, for the avoidance of doubt, it is understood that the foregoing shall not affect Executive’s rights under this Agreement in respect of a termination by the Company without justifiable cause or a termination by Executive for good reason, notwithstanding the occurrence of any such “Change in Control,” if for any reason such termination does not entitle Executive to the severance payments provided for under the Transition Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.  It is intended that Sections 7, 8, 9 and 10 benefit each of the Company and each other member of the G-III Group, each of which is entitled to enforce the provisions of Sections 7, 8, 9 and 10.  Notwithstanding anything to the contrary, Executive shall be entitled to indemnification by the Company pursuant to the terms of any separate indemnification agreement as may be in effect from time to time for the benefit of Executive, and in any event the Company agrees that in the event Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or otherwise, by reason of the fact that Executive is or was an officer, director, manager or employee of the Company or any of its affiliates, Executive shall be indemnified by the Company to the fullest extent permitted or authorized by the Company’s articles of incorporation, bylaws or other governing documents.

19.SURVIVAL.

The termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 7, 8, 9 and 10 hereof.

20.FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

21.CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

22.HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Name: Neal S. Nackman
Title: Chief Financial Officer

/s/ Jeffrey Goldfarb
Jeffrey Goldfarb

EXHIBIT A

[Letterhead of G-III Apparel Group, Ltd.]

[Date]

[Executive]

[Address]

Dear [Executive]:

This will confirm that your employment with G-III Apparel Group, Ltd.. (the “Company”) has been terminated as of [date].  In exchange for your general release and fulfillment of all of your commitments in this Agreement, which are set forth below, the Company will pay you the severance amounts set forth in Section 5(f) of your employment agreement with the Company (the “Employment Agreement”).  In addition, you agree (i) to comply with the terms of Sections 7, 8 and 9 of the Employment Agreement, (ii) not to disparage the Company or any of its subsidiaries or affiliates (collectively, the “G-III Group”) or make or cause to be made any statement that is critical of or otherwise maligns the business reputation of the G-III Group and (iii) not to tortiously interfere in any manner with the present or future business activities of the G-III Group.

The foregoing voluntary payment is given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have, against any member of the G-III Group and any of its or their stockholders, officers, directors, employees, or agents, arising out of or relating to your employment and the termination thereof up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, applicable New York State law, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge.  You further waive and release any claimed right to reemployment, or employment in the future with the Company or any other member of the G-III Group.  You do not, however, waive or release any claims which arise after the date that you execute this agreement or any claims to enforce your rights to any payments or benefits owed under the Employment Agreement or pursuant to any Benefit Plans (as defined in the Employment Agreement) or any claims or rights to indemnification by the Company pursuant to any indemnification agreement as may be in effect for your benefit or pursuant to the Company’s articles of incorporation, bylaws or other governing documents.

The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this agreement.  By executing this agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this agreement, and that you have elected to enter into this agreement knowingly and voluntarily.  You may revoke your assent to this agreement within seven days of its execution by you (the “Revocation Period”), and the agreement will not become effective or enforceable until the Revocation Period has expired.

If this is in accordance with our agreement, please sign and return to us the enclosed copy of this letter, which shall then be a binding agreement between us.

G-III APPAREL GROUP, LTD.

By:
Title:

Agreed and Accepted:

Jeffrey Goldfarb